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As filed with the Securities and Exchange Commission on May 30, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VALUECLICK, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0495335 (IRS Employer Identification No.)

4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
(Address of principal executive offices) (Zip Code)

Be Free, Inc. Amended and Restated 1998 Stock Incentive Plan
(as assumed by ValueClick, Inc.)
 TriVida Corporation 1998 Equity Incentive Plan
(as assumed by ValueClick, Inc.)
 ValueClick, Inc. 2002 Stock Incentive Plan
(Full title of the Plans)

James R. Zarley
Chief Executive Officer
ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
(Name and address of agent for service)
(818) 575-4500
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value, of ValueClick, Inc. to be issued pursuant to the Be Free, Inc. Amended and Restated 1998 Stock Incentive Plan	3,904,642 shares	$5.17(2)	$20,170,238.41(2)	$1,855.66

Common Stock, $0.001 par value, of ValueClick, Inc. to be issued pursuant to the TriVida Corporation 1998 Equity Incentive Plan	23,851 shares	$7.27(2)	$173,469.32(2)	$15.96

Common Stock, $0.001 par value, of ValueClick, Inc. to be issued pursuant to the ValueClick, Inc. 2002 Stock Incentive Plan	13,972,235 shares	$2.76(3)	$38,563,368.60(3)	$3,547.83

Total	17,900,728 shares		$58,907,076.34	$5,419.45

(1)
This registration statement shall also cover any additional shares of our common stock which become issuable under the Be Free, Inc. Amended and Restated 1998 Stock Incentive Plan, the TriVida Corporation 1998 Equity Incentive Plan and/or the ValueClick, Inc. 2002 Stock Incentive Plan (collectively, the "Option Plans") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without our receipt of consideration which results in an increase in the number of the outstanding shares of our common stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the weighted average exercise price per share.

(3)
Calculated solely for purposes of this offering under Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices of our common stock as reported on the Nasdaq National Market for May 22, 2002.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

        We hereby incorporate by reference into this registration statement the following documents we previously filed with the Securities and Exchange Commission:

  (a)
  Our Annual Report on Form 10-K for period ended December 31, 2001 filed on March 22, 2002;

  (b)
  Our Quarterly Report on Form 10-Q for period ended March 31, 2002 filed on May 13, 2002;

  (c)
  Our Current Reports on Form 8-K filed on March 12, 2002 and May 24, 2002; and

  (d)
  Our Registration Statement on Form 8-A filed on March 28, 2000, in which the terms, rights and provisions applicable to our common stock are described.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits indemnification of a corporation's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

        Article VII, Section I of our Bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was our director or officer (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VIII of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefit.

        We have entered into indemnification agreements with each of our directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses). The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

        We have purchased directors' and officers' liability insurance.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to our Registration Statement on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(d) to this registration statement.
5	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this registration statement.
99.1	Be Free, Inc. Amended and Restated 1998 Stock Incentive Plan.
99.2	TriVida Corporation 1998 Equity Incentive Plan.
99.3	ValueClick, Inc. 2002 Stock Incentive Plan.

Item 9. Undertakings

        A.    We hereby undertake: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Option Plans.

        B.    We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the indemnification provisions summarized in Item 6 or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, ValueClick, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California on this 30th day of May, 2002.

ValueClick, Inc.
By:	/s/ JAMES R. ZARLEY James R. Zarley Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of ValueClick, Inc. do hereby constitute and appoint James R. Zarley and Kurt A. Johnson, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable ValueClick, Inc. to comply with the Securities Act, and any rules, regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES R. ZARLEY James R. Zarley	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 30, 2002
/s/ KURT A. JOHNSON Kurt A. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	May 29, 2002

/s/ DAVID S. BUZBY David S. Buzby	Director	May 30, 2002

/s/ SAMUEL P. GERACE, JR. Samuel P. Gerace, Jr.	Director	May 29, 2002

/s/ MARTIN T. HART Martin T. Hart	Director	May 30, 2002

/s/ GORDON B. HOFFSTEIN Gordon B. Hoffstein	Director	May 30, 2002

Jeffrey F. Rayport	Director

Tom A. Vadnais	Director

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to our Registration Statement on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(d) to this registration statement.
5	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this registration statement.
99.1	Be Free, Inc. Amended and Restated 1998 Stock Incentive Plan.
99.2	TriVida Corporation 1998 Equity Incentive Plan.
99.3	ValueClick, Inc. 2002 Stock Incentive Plan.

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PART II Information Required in the Registration Statement
SIGNATURES
EXHIBIT INDEX